Exhibit 10.3


August 6, 2010

Monster Offers

Re:   LOCK-UP AGREEMENT

Gentlemen:

The undersigned, major security holder of Monster Offers, a Nevada corporation (the "Company"), understands that the Company is the process of conducting a private placement offering to further capitalize the Company. This lock up agreement adds a level of protection to new investors, to prevent the undersigned from liquidating his stock holdings and adversely effecting the market of the stock.

The undersigned is the record owner of 11,250,000 shares of the common stock of Monster Offers, par value $0.001 per share (the "Shares), and understands that some of their Shares may be eligible for sale under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule.

It is further agreed that:

1. The undersigned will not sell any of their shares of the common stock owned by the undersigned, directly or indirectly, until August 6, 2011.

2. The undersigned acknowledges that Empire Stock Transfer, 1859 Whitney Mesa Dr., Henderson, NV 89014, the transfer agent for the Company, has been advised of the restrictions described herein and that any attempts by the undersigned to violate said restriction may result in legal action(s) by the Company. The undersigned further agrees, upon the request of the Company, that in addition to any other restrictions reflecting that the Shares have not been registered under the Securities Act of 1933, as amended, may be placed on individual certificates issued.

THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Sincerely,

Powerhouse Development
a Panamanian Corporation

/s/ Marisela Simmons
--------------------
    Marisela Simmons

cc: Empire Stock Transfer